CONSENT

Reference is made to a Consent to an Assignment of Lease by and between 157 Lane, LLC and Jigsaw Puzzle, LLC (collectively, the “Landlord”) and Doc Holliday, LLC (“Tenant”) dated September 29, 2007 in which Landlord consented to an Assignment of said Lease by Tenant to Global Casinos, Inc., as Assignee.

Landlord is now consenting to an Assignment of Lease from Global Casinos, Inc., to Doc Holliday Casino II, LLC, pursuant to Section 8 of said Lease upon condition that Global Casinos remain fully liable for any and all Tenant obligations it assumed in the Assignment of said Lease from Doc Holliday, LLC; and further guarantees the full performance of Doc Holliday Casino II of any and all obligations under the assigned Lease.

Dated:  October 7, 2007

LANDLORD:

157 LANE, LLC

By:  /s/ Oliver R. Goltra_________

Oliver R. Goltra, Agent

Dated:  October 7, 2007

JIGSAW PUZZLE, LLC

By: /s/ Oliver R. Goltra__________

Oliver R. Goltra, Agent